Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT, dated as of May 31, 2022 (this “Agreement”), is entered into by and among RedBall Acquisition Corp., a Cayman Islands exempted company (“Parent”), Showstop Merger Sub I Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“First Merger Sub”), Showstop Merger Sub II LLC, a Delaware limited liability company and wholly owned direct subsidiary of Parent (“Second Merger Sub”, and together with Parent and First Merger Sub, the “Parent Entities”), RedBall SponsorCo LP, a Cayman Islands exempted limited partnership (“Sponsor” and together with the Parent Entities, the “RB Parties”) and SeatGeek, Inc., a Delaware corporation (the “Company”). The foregoing parties are collectively referred to herein as the “Parties” and each individually as a “Party”. Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Business Combination Agreement and Plan of Reorganization, dated as of October 13, 2021, (as so amended by that certain First Amendment to the Business Combination Agreement and Plan of Reorganization, dated as of December 12, 2021 and that certain Second Amendment to the Business Combination Agreement and Plan of Reorganization, dated as of March 28, 2022, the “Business Combination Agreement”), entered into by and among the Company and the Parent Entities.

WHEREAS, pursuant to Section 10.1(a) thereof, the Business Combination Agreement may be terminated by written consent of the Company and Parent; and

WHEREAS, the Company and Parent desire to terminate the Business Combination Agreement pursuant to Section 10.1(a) of the Business Combination Agreement, and the Parties desire to be bound by the other provisions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Termination of Business Combination Agreement. Effective immediately, the Company and Parent hereby mutually terminate the Business Combination Agreement pursuant to Section 10.1(a) of the Business Combination Agreement without further action on the part of the Parties. Notwithstanding anything to the contrary in Sections 10.2 of the Business Combination Agreement or any other provisions of the Business Combination Agreement, none of the provisions of the Business Combination Agreement shall be of any further force or effect as of the termination of the Business Combination Agreement pursuant to this Agreement, including provisions of the Business Combination Agreement which by their terms would otherwise have survived the termination of the Business Combination Agreement.

2.    Termination of the Ancillary Agreements. The Parties acknowledge and agree that, effectively immediately, each of the Ancillary Agreements, with the exception of the Confidentiality Agreement, shall be automatically terminated without further action on the part of the parties thereto and none of the provisions thereof shall be of any further force or effect, including provisions thereof, as the case may be, that by their terms would otherwise have survived such termination.

3.    Survival of Confidentiality Agreement; Public Disclosures; Non-Disparagement; Notices and Information.

(a)    Notwithstanding anything contained in this Agreement to the contrary, the Confidentiality Agreement shall survive and remain in full force and effect in accordance with the terms of the Confidentiality Agreement.

(b)    The Company and Parent shall issue a joint press release with respect to this mutual termination of the Business Combination Agreement pursuant to this Agreement, in the form of Exhibit A hereto (the “Joint Press Release”), and Parent shall file a Current Report on Form 8-K in the form of Exhibit B hereto no later than the second (2nd) Business Day after the date hereof. Except with respect to such joint press release and such filing of the Current Report on Form 8-K, each of the Parties agrees, on its own behalf and on behalf of its respective Related Parties, that neither such Party nor any of its Related Parties shall issue any press release or any other public written communications or otherwise make any planned public statement with respect to any of the other Parties or their Related Parties, or with respect to the Transactions, including the Business Combination Agreement or any of the Ancillary Agreements (collectively, along with all other related agreements, filings and certificates, the “Transaction Agreements”), concerning, based upon, in connection with, or relating to the participation or involvement of the Parties in the transactions contemplated by the Transaction Agreements, this Agreement, the Transactions, any Events that occurred with respect to any other Party or its Related Parties during the Interim Period or the reasons for or any of the Events precipitating, relating to or surrounding the termination of the Transactions (collectively, the “Transaction Matters”) without the prior written consent of the Company and Parent, except for disclosure or communication that confirms or reiterates the statements set forth in the Joint Press Release or as otherwise required by applicable Law, or in response to any request by any Governmental Authority; provided that, prior to any disclosure or communication required by applicable Law or stock exchange rule or in response to a request by a Governmental Authority, each Party, shall (i) use its reasonable best efforts to consult with the Company and Parent before making any such disclosure, communication or response and (ii) to the fullest extent permitted by applicable Law, first allow the Company and Parent to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith.

(c)    Except as required by applicable Law, or the rules or regulations of any Governmental Authority or by the order of any court of competent jurisdiction, each Party hereby agrees not to (i) make, publish or communicate to any Person or in any public or private forum or through any medium, any disparaging, damaging or demeaning statements about any of the other Parties or their respective Related Parties, or (ii) otherwise engage, directly or indirectly, in any communications with any Person that could reasonably be understood as (x) disparaging to any of the other Parties or their respective Related Parties, (y) damaging the reputation or goodwill of any of the other Parties or their respective Related Parties, (z) placing the other Parties or their respective Related Parties in any false or negative light.

4.    Mutual Release; Covenant Not to Sue.

(a)

(i)    Each of the RB Parties, on its own behalf and on behalf of its respective Related Parties, generally, irrevocably, unconditionally and completely releases and forever discharges the Company and its Released Parties from all Claims, whether known or unknown, arising from any matter concerning, based upon, in connection with, or relating to any of the Transaction Matters, including (x) the Transaction Agreements, (y) any breach, non-performance, action or failure to act by the Company or any of its Related Parties under the Transaction Agreements, and (z) the Transactions, including the Mergers, the events leading to the abandonment of the Transactions and the termination of the Transaction Agreements (collectively, the “RB Released Claims”).

(ii)    The Company, on its own behalf and on behalf of its respective Related Parties, generally, irrevocably, unconditionally and completely releases and forever discharges the RB Parties and their respective Released Parties from all Claims arising from any matter concerning, based upon, in connection with, or relating to any of the Transaction Matters, including (x) the Transaction Agreements, (y) any breach, non-performance, action or failure to act by any RB Party or any of its Related Parties under the Transaction Agreements, and (z) the transactions contemplated by the Transaction Agreements, including the Mergers, the events leading to the abandonment of the Transactions and the termination of the Transaction Agreements (together with the RB Released Claims, the “Released Claims”).

(b)    It is understood and agreed that Section 4(a) is a full and final release covering the respective Released Claims of the Parties and their respective Related Parties relating to any of the Transaction Matters or arising out of the Transaction Agreements. Therefore, each of the Parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to respective Released Claims that such Party does not know or suspect to exist in its favor at the time of executing the release in this Agreement, which if known by such Party would have affected such Party’s settlement with the other. In connection with such waiver and relinquishment, the Parties acknowledge that they or their respective attorneys or agents may hereafter discover Claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, and which, if known on the date of the execution of this Agreement, might have materially affected such Party’s decision to enter into and execute this Agreement, but that it is their respective intention hereby fully, finally and forever to settle and release all of their respective Released Claims. In furtherance of such intention, the respective releases herein given by the Parties shall be and remain in effect as full and complete releases with regard to their respective Released Claims notwithstanding the discovery or existence of any such additional or different Claim or fact. Each Party further agrees that by reason of the releases contained herein, such Party is expressly assuming the risk of such unknown Released Claims and agrees that this Agreement applies thereto.

(c)    Each Party, on behalf of itself and its Related Parties, hereby covenants to each other Party and their respective Released Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Related Parties or any third party of an Action (including a third party or derivative claim, cross-claim, counterclaim or otherwise) against any other Party and/or its Released Parties relating to any Released Claim. Each Released Party may plead this Agreement as a complete bar to any Released Claim brought in derogation of this Section 4(c).

(d)    Each of the Parties hereby expressly waives to the fullest extent permitted by law the provisions, rights, and benefits of California Civil Code § 1542 (or any similar Law of any jurisdiction), which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Each Party acknowledges that it may hereafter discover facts in addition to or different from those that such Party now knows or believes to be true with respect to the subject of this Section 4(d).

(e)    Nothing in this Section 4 shall: (i) apply to any Action by any Party to enforce its respective rights and/or obligations pursuant to this Agreement; (ii) apply to any Action by any party thereto to enforce its respective rights and/or obligations pursuant to the Confidentiality Agreement; or (iii) constitute a release by any Party for any Claim arising under this Agreement. The covenants contained in this Section 4 shall survive the execution and delivery of this Agreement indefinitely regardless of any statute of limitations.

5.    Representations of the Parties. Each Party represents and warrants to the other Party as follows:

(a)    This Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to laws of the Enforceability Exceptions.

(b)    Such Party has full power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Party of this Agreement have been duly and validly authorized by all necessary corporate or other action on the part of such Party.

(c)    The execution and delivery of this Agreement by such Party does not, and the performance by such Party of the transactions contemplated by this Agreement does not: (i) conflict with, or result in a violation or breach of, any provision of its charter or bylaws (or equivalent organizational documents); (ii) conflict with, or result in any violation or breach of, or constitute (with our without notice of lapse of time, or both) a default under or require a consent or waiver under, any of the terms, conditions or provisions of any contractual restriction binding on such Party or affecting such Party or any of its assets; or (iii) conflict with or violate any order or judgment of any court or other Governmental Authority applicable to such Party or any of its assets.

(d)    Neither such Party nor any of its Related Parties has not heretofore assigned or transferred, or purported to assign or transfer, to any Person any Claim or cause of action released pursuant to Section 4(a) applicable to such Party. There are no liens or claims of lien, or assignments in law or equity or otherwise, of or against any Claim or cause of action released pursuant to Section 4(a) applicable to such Party.

(e)    Such Party has been represented by legal counsel in the negotiation and joint preparation of this Agreement, has received advice from legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect. Such Party enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon any representations or promises made by any other Party, apart from those set forth in this Agreement.

6.    Miscellaneous.

(a)    Certain Definitions. The following capitalized terms shall have the following meanings:

(i)    “Claims” shall mean all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including attorneys’ fees and costs), Liens, indemnification rights, damages, losses, Actions and causes of action, in each case of the foregoing, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured.

(ii)    “Related Parties” shall mean, with respect to a Person, all Affiliates, equity holders, partners, joint venturers, financing sources, parent entities, Subsidiaries, officers, directors, managers, principals, attorneys, agents, representatives, administrators, employees, legatees, devisees, executors, trustees, beneficiaries, brokers, insurers, predecessors, successors, heirs and assigns of such Person; provided, that for purposes of this Agreement, the Related Parties of the RB Parties shall include RedBird Series 2019, LP, a Delaware limited partnership, and RedBird Series 2019 GP Co-Invest LP, a Delaware limited partnership.

(iii)    “Released Parties” shall mean, with respect to a Person, all former, present and future and direct and indirect Related Parties of such Person.

(b)    Third-Party Beneficiaries. Each Party acknowledges and agrees that each Party’s Related Parties are express third-party beneficiaries of the releases of such Related Parties and covenants not to sue such Related Parties contained in Section 4 and are entitled to enforce rights under such section to the same extent that such Related Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third-party beneficiaries to this Agreement.

(c)    Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or inadequacy of any remedy at law, this being in addition to any other remedy to which they are entitled under this Agreement. Each Party agrees that it will not oppose the granting of specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6(c) shall not be required to provide any bond or other security in connection with any such injunction.

(d)    Further Assurances. Each Party shall, and shall cause its Subsidiaries and Related Parties to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the terminations contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Subsidiaries and Related Parties to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Authority, in each case to the extent applicable, in connection with the transactions contemplated by the Transaction Agreements.

(e)    Expenses. Each Party shall bear its own expenses incurred in connection with the Transaction Agreements and this Agreement and the transactions contemplated thereby and herein, including all fees of its legal counsel, financial advisors and accountants.

(f)    Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

(g)    Assignment. No Party shall assign this Agreement or any part hereof (including by operation of law in connection with a merger or consolidation or conversion of any Party) without the prior written consent of the other Parties; except, that the RB Entities may assign this Agreement or any part hereof to RedBird Capital Management, LLC or any of its Related Parties without the prior written consent of SeatGeek. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(h)    Other Miscellaneous Terms. The provisions contained in Sections 1.1 (Definitions), 1.2 (Construction), Section 11.1 (Trust Account Waiver), 11.2 (Waiver), 11.3 (Notices), 11.5 (Rights of Third Parties), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial), 11.16 (Non-Recourse) and 11.18 (Conflicts and Privilege) of the Business Combination Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis, and made a part of this Agreement as if set forth fully herein.

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

REDBALL ACQUISITION CORP.

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Co-Chairman

SHOWSTOP MERGER SUB I INC.

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: President

SHOWSTOP MERGER SUB II LLC

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Co-Chairman

REDBALL SPONSORCO LP

By:	/s/ Gerald J. Cardinale
Name: Gerald J. Cardinale
Title: Authorized Signatory

[Signature Page to Termination and Release Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the date hereof.

SEATGEEK, INC.

By:	/s/ Jack Groetzinger
Name: Jack Groetzinger
Title: Chief Executive Officer

[Signature Page to Termination and Release Agreement]

EXHIBIT A

[See attached.]

EXHIBIT B

[See attached.]